Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154437
FINAL PROSPECTUS
353,570 Shares Common Stock
     This prospectus relates solely to the resale or other disposition of shares of common stock issued to the selling stockholders named in this prospectus. On each of the dates listed below, Zila, Inc. (“Zila”) issued to holders of its Second Amended and Restated Senior Secured Convertible Notes (the “Second Amended and Restated Notes”) the indicated number of shares of its common stock, par value $.001 per share (“Common Stock”), to satisfy its obligation to pay interest under the Second Amended and Restated Notes:

Date of Issuance	Interest Period Ended	Interest Accrued	Shares Issued (post-split)
January 31, 2008	11/1/2007 — 1/31/2008	$245,334	39,494

April 30, 2008	2/1/2008 — 4/30/2008	$240,000	154,858

July 31, 2008	5/1/2008 — 7/31/2008	$245,333	159,218

TOTALS		$730,667	353,570
     On September 17, 2008, Zila implemented a 1-for-7 reverse stock split (the “Reverse Split”) with respect to outstanding shares of Common Stock. As a result, this prospectus relates to 353,570 shares of Common Stock (reflecting 2,474,993 pre-split shares of Common Stock issued by Zila adjusted pursuant to the ratio of the Reverse Split). All references in this prospectus to shares of Common Stock reflect the impact of the Reverse Split.
     The selling stockholders may sell or otherwise dispose of the shares from time to time through public or private transactions or through other means described in the section entitled “Plan of Distribution,” beginning on page 9. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying market prices determined at the time of sale or at negotiated prices. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our Common Stock.
     Our Common Stock is quoted on the Nasdaq Global Market under the symbol “ZILA”. The last reported sale price for our Common Stock on October 15, 2008 was $.64 per share.
     Investment in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 2 of this prospectus for more information regarding these risks.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 28, 2008.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not authorized anyone to provide you with additional or different information. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     Unless the context otherwise requires, references to “Zila,” “we,” “us,” “our” or the “company” in this prospectus mean Zila, Inc., together with its wholly-owned direct subsidiaries.
     Zila and our logo, used alone and with the mark Zila, are our registered service marks and trademarks.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site, as well as on the Investor Relations page of our Internet site, www.zila.com..
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

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     You may also request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing or telephoning us at the following address, e-mail address or phone number:
Zila, Inc.
5227 North 7th Street
Phoenix, Arizona 85014-2800
investor@zila.com
(602) 266-6700
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (1) any filings after the filing of this registration statement and prior to the effectiveness of the registration statement and (2) any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until all of the securities to which this prospectus relates have been sold or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.
     We incorporate by reference into this prospectus the following documents:
•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2008, filed with the SEC on October 6, 2008;

•	our Current Reports on Form 8-K filed on August 1, 2008, August 26, 2008, September 16, 2008, September 17, 2008, September 26, 2008, October 10, 2008, and October 17, 2008; and

•	the description of our Common Stock contained in our Registration of Certain Classes of Securities on Form 8-A, dated March 1, 1989.
FORWARD-LOOKING STATEMENTS
     This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in the reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Our business, financial condition

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or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.
     You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
PRINCIPAL EXECUTIVE OFFICE
     Our headquarters are located at 5227 North 7th Street, Phoenix, Arizona 85014, and our telephone number is (602) 266-6700.

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PROSPECTUS SUMMARY
     The following summary includes basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and the shares of our common stock covered by this prospectus, you should read this entire prospectus carefully, including the risks of investing discussed under the section entitled “Risk Factors” and the information that we have incorporated by reference into this prospectus.
Zila, Inc.
     Zila, Inc., a Delaware corporation that is headquartered in Phoenix, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila conducts its business operations through its wholly-owned subsidiaries: Zila Pharmaceuticals, Inc., Professional Dental Technologies, Inc. (“Pro-Dentec”), Zila Biotechnology, Inc., Zila Technical, Inc., Zila Limited (a United Kingdom company) and Ryker Dental of Kentucky, Inc. (inactive).
     Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), its flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. Zila’s products are also sold in other international markets through the sales forces of third party distributors. Zila’s national marketing programs reach most of the nation’s dental offices and include continuing education seminars for dentists and their staffs. The company is certified by the American Dental Association and the Academy of General Dentistry to provide continuing education seminars.
The Offering

Common Stock issued to the selling stockholders to satisfy Zila’s obligation to pay interest under its Second Amended and Restated Notes	353,570 shares

Common Stock issued and outstanding (including the shares covered by this Registration Statement on Form S-3)	9,980,405 shares

Use of proceeds	Zila will not receive any proceeds from the sale of the shares of common stock in this offering.

Nasdaq Global Market symbol	ZILA

RISK FACTORS
     You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.
Trends, Risks and Uncertainties Related to Our Business
Adverse economic and conditions could negatively affect our business and operating results.
     Our operating results may be adversely affected by market and economic challenges, including the crisis currently impacting global credit and financial markets that may result in a continued or exacerbated general economic slowdown. Such a slowdown has negatively affected sales of our products, including ViziLite® Plus. We have received reports that dental visits by patients for routine checkups are down as a result of the slowing economy. The length and severity of any economic slowdown or downturn cannot be predicted. If the current economic crisis is prolonged or becomes more severe, its adverse impact on our business and operating results could be significant.
Our lack of earnings history could adversely affect our financial health and prevent us from fulfilling our payment obligations, and if we are unable to generate funds or obtain funds on acceptable terms, we may not be able to develop and market our present and potential products.
     Our liquidity needs have typically arisen from the funding of our research and development program and the launch of our new products, such as ViziLite® Plus, working capital and debt service requirements, and strategic initiatives. In the past, we have met these cash requirements through our cash and cash equivalents, working capital management, the sale of non-core assets, and proceeds from certain private placements of our securities.
     The development of products requires the commitment of substantial resources to conduct the time-consuming research and development, clinical studies and regulatory activities necessary to bring any potential product to market and to establish production, marketing and sales capabilities. Our ability to develop our products, to service our debt obligations, to fund working capital and capital expenditures, and for other purposes that cannot at this time be quantified will depend on our future operating performance, which will be affected by factors discussed elsewhere in this prospectus and in the other reports we file with the SEC, including, without limitation, receipt of regulatory approvals, economic conditions and financial, business, and other factors, many of which are beyond our control.
     Based on our recent sales projections, we anticipate that we will be able to operate our business with our currently available funds through the profit enhancement initiatives implemented during fiscal 2008 and fiscal 2009, which reduced research and development expenditures and reduced overhead through our actions to reorganize and streamline our operations. We therefore believe that our cash and cash equivalents along with cash flows generated from operations and working capital management will allow us to fund our planned operations over the next 12 months. Strategic business opportunities to accelerate the growth of our business may require additional funding. However, in light of recent economic conditions, there can be no assurance that we will be successful in achieving our current sales projections or in executing our strategies. Furthermore, there can be no assurance that additional funding will be obtainable on terms that are favorable to us, if at all. If we are unable to achieve our recent sales projections or execute our strategies, we may break the financial covenants of our senior secured debt and be unable to repay the outstanding balance of such debt. In that event, we may cease operations and our common stock would likely have no value.
     In addition, our lack of earnings history and our level of debt could have important consequences, such as:
•	making it more difficult for us to satisfy our obligations with respect to our senior secured debt;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restricting us from making strategic acquisitions, introducing new products or exploiting business opportunities;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes;

•	requiring us to sell debt securities or to sell some of our core assets, possibly on unfavorable terms;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage compared to our competitors that may have greater financial resources.
We may not be able to maintain compliance with our debt covenants in the future or repay our Second Amended and Restated Secured Notes at maturity.
     Our Second Amended and Restated Secured Notes contain comprehensive covenants that restrict the way in which we can operate, and contain financial covenants that require us to, among other things, maintain, at the end of each fiscal quarter, cash and cash equivalents in an amount not less than $1.0 million. As of July 31, 2008, we were in compliance with this covenant and had approximately $4.5 million in cash and cash equivalents. We had cash and cash equivalents of approximately $3.5 million, $5.9 million and $8.7 million as of April 30, 2008, January 31, 2008 and October 31, 2007, respectively. If, as a result of recent economic conditions or other reasons, we are unable to achieve our currently projected sales, we may be unable to remain in compliance with this covenant.
     Failure to maintain compliance with this or other covenants could, at the option of the Secured Note holders, result in an event of default under the Second Amended and Restated Secured Notes. Upon the occurrence of the first specified event of default, the holders of the Second Amended and Restated Secured Notes could accelerate and demand repayment of one-third of the outstanding principal balance and all accrued but unpaid interest on the Second Amended and Restated Secured Notes. Upon the occurrence of the second specified event of default, the holders of the Second Amended and Restated Secured Notes could accelerate and demand repayment of one-half of the outstanding principal balance and all accrued but unpaid interest on the Second Amended and Restated Secured Notes. Upon the occurrence of the third specified event of default, the entire principal balance and all accrued but unpaid interest may become due and payable.
     We anticipate we will need to refinance our Second Amended and Restated Secured Notes by their due date of July 31, 2010. During September 2008, we retained William Blair and Company to assist in exploring financing alternatives. However, there can be no assurance that we will be successful in obtaining sufficient replacement financing or that any refinancing will be obtainable on terms that are favorable to us, especially in light of recent developments in the global credit and other financial markets. As such, we may incur greater interest expense and financing costs in future periods. If we are unable to refinance our Second Amended and Restated Secured Notes or obtain alternative sources of funding, we may be required to sell additional debt, equity or assets in order to meet our repayment obligations, which may not be possible. Should we refinance the Second Amended and Restated Secured Notes before their scheduled maturity, we may incur an additional non-cash interest charge relative to our unamortized debt issue costs and debt discounts. As of July 31, 2008 there were $1.8 million of unamortized debt issue costs and $3.6 million of debt discounts relative to the Second Amended and Restated Secured Notes.
The restrictive covenants contained in our senior debt could adversely affect our business by limiting our flexibility.
     Our Second Amended and Restated Secured Notes impose restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, merge or consolidate, enter into transactions with affiliates, and otherwise enter into certain transactions outside the ordinary course of business. Our Second Amended and Restated Secured Notes also require us to maintain a minimum of $1.0 million of cash and cash equivalents and that we generate at least $1 of Defined EBITDA for one quarter ending on or before July 31, 2009. We satisfied the Defined EBITDA covenant in our fourth quarter of fiscal 2008.
     Our ability to comply with the other covenants and restrictions of the Second Amended and Restated Secured Notes may be affected by events beyond our control. If, as a result of current economic conditions or other reasons, we are unable to achieve our currently projected sales, we may be unable to remain in compliance with these covenants. If we are unable to comply with the terms of our Second Amended and Restated Secured Notes, or if we fail to generate sufficient cash flow from operations to service our debt, we may default on our debt instruments. In the event of a default under the terms of any of our indebtedness, the debt holders may, under certain circumstances, accelerate the maturity of our obligations and proceed against their collateral.
Historically we have been dependent on a few key products and our future growth is dependent on the growth of ViziLite® Plus and on the development and/or acquisition of new products.
     In the past, nearly all of our revenues were derived from the sales of Ester-C®, Peridex® and ViziLite® Plus products. We divested our Nutraceuticals business unit and the Ester-C® products in October 2006 and Peridex® in May 2007. With the acquisition and addition of the products of Pro-Dentec, and the change in our distribution method for ViziLite® Plus, we now sell direct to thousands of dental offices in the United States and Canada and we believe we have reduced our dependency on key customers.
     If any of our major products were to become subject to a problem such as loss of patent protection, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the impact on our revenues could be significant. Additionally, we are reliant on third party manufacturers and single suppliers for our ViziLite® Plus product, and any supply problems resulting from regulatory issues applicable to such parties or failures to comply with the FDA’s current cGMP standards could have a material adverse impact on our financial condition.
     Our future growth is dependent on the growth of the ViziLite® Plus product and new product development and/or acquisition. New product initiatives may not be successfully implemented because of many factors, including, but not limited to, difficulty in assimilation, development costs and diversion of management time. There can be no assurance that we will successfully develop and integrate new products into our business that will result in growth and a positive impact on our business, financial condition and results of operation.
     A number of factors could impact our plans to commercialize our new products, including, but not limited to:
•	difficulties in the production process, controlling the costs to produce, market and distribute the product on a commercial scale, and our ability to do so with favorable gross margins and otherwise on a profitable basis;

•	the inherent difficulty of gaining market acceptance for a new product;

•	competition from larger, more established companies with greater resources;

•	changes in raw material supplies that could result in production delays and higher raw material costs;

•	difficulties in promoting consumer awareness for the new product;

•	adverse publicity regarding the industries in which we market our products; and

•	the cost, timing and ultimate results of regulatory program studies that we undertake.
Our proprietary rights may prove difficult to enforce.

     Our current and future success depends on a combination of patent, trademark, and trade secret protection and nondisclosure and licensing agreements to establish and protect our proprietary rights. We own and have exclusive licenses to a number of United States and foreign patents and patent applications and intend to seek additional patent applications as we deem necessary and appropriate to operate our business. We can offer no assurances regarding the strength of the patent portfolio underlying any existing or new product and/or technology or whether patents will be issued from any pending patent applications related to a new product and/or technology, or if the patents are issued, that any claims allowed will be sufficiently broad to cover the product, technology or production process. Although we intend to defend our proprietary rights, policing unauthorized use of intellectual property is difficult or may prove materially costly and any patents that may be issued relating to new products and technology may be challenged, invalidated or circumvented.
We are dependent on our senior management and other key personnel.
     Our ability to operate successfully depends in significant part upon the experience, efforts, and abilities of our senior management and other key scientific, technical, sales and managerial personnel. Competition for talented personnel is intense. The future loss of services of one or more of our key executives could adversely impact our financial performance and our ability to execute our strategies. Additionally, if we are unable to attract, train, motivate and retain key personnel, our business could be harmed.
We and our products are subject to regulatory oversight that could substantially interfere with our ability to do business.
     We and our present and future products are subject to risks associated with new federal, state, local, or foreign legislation or regulation or adverse determinations by regulators under existing regulations, including the interpretation of and compliance with existing, proposed, and future regulatory requirements imposed by the FDA. We are also subject to other governmental authorities such as the Department of Health and Human Services, the Consumer Products Safety Commission, the Department of Justice and the United States Federal Trade Commission with its regulatory authority over, among other items, product safety and efficacy claims made in product labeling and advertising. Individual states, acting through their attorneys general, have become active as well, seeking to regulate the marketing of prescription drugs under state consumer protection and false advertising laws. A regulatory determination or development that affects our ability to market or produce one or more of our products could have a material adverse impact on our business, results of operation, and financial condition and may include product recalls, denial of approvals and other civil and criminal sanctions.
We are at risk with respect to product liability claims.
     We could be exposed to possible claims for personal injury resulting from allegedly defective products manufactured by third parties with whom we have entered into manufacturing agreements or by us. We maintain $6.0 million in product liability insurance coverage for claims arising from the use of our products, with limits we believe are commercially reasonable under the circumstances, and, in most instances, require our manufacturers to carry product liability insurance. While we believe our insurance coverage is adequate, we could be subject to product liability claims in excess of our insurance coverage. In addition, we may be unable to retain our existing coverage in the future. Any significant product liability claims not within the scope of our insurance coverage could have a material adverse effect on us.
We face significant competition that could adversely affect our results of operation and financial condition.
     The pharmaceutical, medical device and related industries are highly competitive. A number of companies, many of which have financial resources, marketing capabilities, established relationships, superior experience and operating history, and research and development capacities greater than ours, are actively engaged in the development of products similar to the products we produce and market. The pharmaceutical industry is characterized by extensive and ongoing research efforts. Other companies may succeed in developing products superior to those we market. It may be difficult for us to maintain or increase sales volume and market share due to such competition which would adversely affect our results of operations and financial condition. The loss of any of our products’ patent protection could lead to a significant loss in sales of our products in the United States market.

If the use of our technology is determined to infringe on the intellectual property rights of others, our business could be harmed.
     Litigation may result from our use of registered trademarks or common law marks and, if litigation against us were successful, a resulting loss of the right to use a trademark could reduce sales of our products and could result in a significant damage award. International operations may be affected by changes in intellectual property legal protections and remedies in foreign countries in which we do business.
     Furthermore, if it were ultimately determined that our intellectual property rights are unenforceable, or that our use of our technology infringes on the intellectual property rights of others, we may be required or may desire to obtain licenses to patents and other intellectual property held by third parties to develop, manufacture and market products using our technology. We may not be able to obtain these licenses on commercially reasonable terms, if at all, and any licensed patents or intellectual property that we may obtain may not be valid or enforceable. In addition, the scope of intellectual property protection is subject to scrutiny and challenge by courts and other governmental bodies. Litigation and other proceedings concerning patents and proprietary technologies can be protracted, expensive and distracting to management and companies may sue competitors as a way of delaying the introduction of competitors’ products. Any litigation, including any interference proceedings to determine priority of inventions, oppositions to patents in foreign countries or litigation against our partners, may be costly and time-consuming and could significantly harm our business.
     Because of the large number of patent filings in our industry, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary intellectual property rights relating to products or processes competitive with or similar to ours. We cannot be certain that United States or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates. In addition, our exposure to risks associated with the use of intellectual property may be increased as a result of an acquisition as we have lower visibility into any potential target’s safeguards and infringement risks. In addition, third party claims may be asserted after we have acquired technology that had not been asserted prior to such acquisition.
We require certain raw materials for our manufacturing processes that may only be acquired through limited sources.
     Raw materials essential to our business are generally readily available. However, certain raw materials and components used in the manufacture of pharmaceutical and medical device products are available from limited sources, and in some cases, a single source. Any curtailment in the availability of such raw materials could be accompanied by production delays, and in the case of products, for which only one raw material supplier exists, could result in a material loss of sales. In addition, because raw material sources for products must generally be approved by regulatory authorities, changes in raw material suppliers could result in production delays, higher raw material costs and loss of sales and customers. Production delays may also be caused by the lack of secondary suppliers.
We have, in the past, received minor deficiencies from regulatory agencies related to our manufacturing facilities.
     The FDA, Occupational Safety and Health Administration (“OSHA”) and other regulatory agencies periodically inspect our manufacturing facilities and certain facilities of our suppliers. In the past, such inspections resulted in the identification of certain minor deficiencies in the standards we are required to maintain by such regulatory agencies. We developed and implemented action plans to remedy the deficiencies; however, there can be no assurance that such deficiencies will be remedied to the satisfaction of the applicable regulatory body. In the event that we are unable to remedy such deficiencies, our product supply could be affected as a result of plant shutdown, product recall or other similar regulatory actions, which would likely have an adverse affect on our business, financial condition, and results of operation.

Trends, Risks and Uncertainties Related to Our Capital Stock
The Private Placements and other financing arrangements or corporate events could significantly dilute existing ownership.
     An additional approximately 1,992,216 shares of our common stock would be issued should investors convert all of our outstanding Second Amended and Restated Secured Notes and exercise all of our outstanding warrants, which would dilute existing shareholders current ownership percentages and voting power.
     The Second Amended and Restated Secured Notes bear interest, payable quarterly, at 7.0% per annum, but at our option, interest payments can be made at an 8.0% annual rate in shares of our common stock at a price equal to 90.0% of the average closing bid price of such common stock for the ten trading days immediately prior to the relevant interest payment date. We paid interest in kind with shares of our common stock in the second, third and fourth quarters of fiscal 2008, which resulted in the issuance of an additional 353,570 shares of our common stock.
     If we choose to continue to pay interest on our Second Amended and Restated Notes in kind or to raise additional funds through the issuance of shares of our common or preferred stock, or securities convertible into our common stock, significant dilution of ownership in our company may occur, and holders of such securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. Moreover, other corporate events such as the exercise of outstanding options would result in further dilution of ownership for existing shareholders.
In the past, we have experienced volatility in the market price of our common stock and we may experience such volatility in the future.
     The market price of our common stock has fluctuated significantly in the past. Stock markets have experienced extreme price volatility in recent years, especially in connection with the crisis currently impacting global credit and financial markets. This volatility has had a substantial effect on the market prices of securities we and other pharmaceutical and health care companies have issued, often for reasons unrelated to the operating performance of the specific companies.
     In the past, stockholders of other companies have initiated securities class action litigation against such companies following periods of volatility in the market price of the applicable common stock. We anticipate that the market price of our common stock may continue to be volatile. If the market price of our common stock continues to fluctuate and our stockholders initiate this type of litigation, we could incur substantial costs and expenses and such litigation could divert our management’s attention and resources, regardless of the outcome, thereby adversely affecting our business, financial condition and results of operation.
We may take actions which could dilute current equity ownership or prevent or delay a change in our control.
     Subject to the rules and regulations promulgated by NASDAQ and the SEC, our Board of Directors could authorize the sale and issuance of additional shares of common stock, which would have the effect of diluting the ownership interests of our stockholders. In addition, our Board of Directors has the authority, without any further vote by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. On February 1, 2001, we issued 100,000 shares of our Series B Convertible Preferred Stock in connection with an acquisition. As of July 31, 2008 and the date of this filing, all of these shares remained outstanding. If the Board of Directors authorizes the issuance of additional shares of Preferred Stock, such an issuance could have the effect of diluting the ownership interests of our common stockholders.

Failure to maintain NASDAQ Marketplace Rules could materially and adversely affect our business.
     Nasdaq Marketplace Rule 4450(a)(5) requires us to maintain a closing bid price for our common stock of at least $1.00. On October 15, 2008, the closing bid price was less than $1.00. Nasdaq has suspended the enforcement of this rule through January 16, 2009. If, for 30 consecutive business days beginning January 19, 2009, the bid price of our common stock closes below $1.00 per share, Nasdaq will notify the Company of the non-compliance. In accordance with Marketplace Rule 4450(e)(2), we would be provided 180 calendar days to regain compliance. If we do not regain compliance during that period our stock may be delisted. In the event that our common stock is delisted from the NASDAQ Global Market, our common stock would become significantly less liquid, which would adversely affect its value. Although our common stock would likely be traded over-the-counter or on pink sheets, these types of listings involve more risk and trade less frequently and in smaller volumes than securities traded on the NASDAQ Global Market.
USE OF PROCEEDS
     We are registering these shares pursuant to the registration rights granted to the selling stockholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders. We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.
SELLING STOCKHOLDERS
     This prospectus relates to the possible resale or other disposition by the selling stockholders of an aggregate of 353,570 shares of common stock that we issued on three separate dates (January 31, 2008, April 30, 2008 and July 31, 2008) to satisfy our obligation to pay interest for the three-month periods then ended under our Second Amended and Restated Notes. On August 13, 2007, we entered into a registration rights agreement with the selling stockholders, which obligates us to register the shares of Common Stock covered by this prospectus.
     The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders, and reflects holdings as of October 15, 2008. As used in this prospectus, the term “selling stockholders” includes the entities listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from any of the selling stockholders as a gift, pledge or other transfer. Except as set forth in the footnotes below, beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned		Number of	Beneficially Owned
	Prior to Offering		Shares Being	After Offering
Security Holders	Number(1)	Percent(2)	Offered	Number(3)	Percent(3)
Atlas Master Fund, Ltd. (c/o BAM) (4)	733,816	7.14%	132,589	601,227	5.85%

Atlas Master Fund, Ltd. (c/o Visium) (5)	76,359	*	13,404	62,954	*

Visium Balanced Fund, LP (5)	285,582	2.83%	50,135	235,447	2.33%

Visium Balanced Offshore Fund, Ltd (5)	475,565	4.68%	83,487	392,078	3.86%

Visium Long Bias Fund, LP (5)	87,964	*	15,442	72,522	*

Visium Long Bias Offshore Fund, Ltd (5)	333,307	3.43%	58,513	274,794	2.72%

*	Less than one percent.

(1)	Represents all of the shares owned by the selling stockholder as of October 15, 2008, including those issuable upon the exercise of any warrants and/or the conversion of any convertible securities owned by the selling stockholder. The number of shares beneficially owned by the selling stockholder may increase as a result of anti-dilution adjustments.

(2)	The percentage of shares beneficially owned prior to the offering is based on 9,980,405 shares of our common stock outstanding as of October 15, 2008. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(3)	The number of shares and percentage of ownership in these columns assumes that the selling stockholders will offer and sell all of the shares of common stock registered under this prospectus. The selling stockholders may elect to sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, and shares of common stock subject to convertible securities currently convertible or convertible within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage for any other selling stockholder.

(4)	Dmitry Balyasny, by virtue of his ownership and control of Balyasny Asset Management, L.P. (“BAM”), has voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Mr. Balyasny disclaims beneficial ownership of any such shares.

(5)	Dmitry Balyasny, by virtue of his ownership and control of BAM, and Jacob Gottlieb as Managing Member of Visium Asset Management, LLC (“Visium”), the sub-advisor to the selling stockholder, have voting and dispositive power with respect to the shares of this selling stockholder that are registered under this prospectus. Both Messrs. Gottlieb and Balyasny disclaim beneficial ownership of any such shares.
PLAN OF DISTRIBUTION
     The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
     • ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     • block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     • purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     • an exchange distribution in accordance with the rules of the applicable exchange;
     • privately negotiated transactions;
     • short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
     • through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
     • broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     • a combination of any such methods of sale; and
     • any other method permitted by applicable law.

     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.
LEGAL MATTERS
     The validity of the securities being offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., of Phoenix, Arizona.
EXPERTS
     The financial statements and schedules as of July 31, 2008 and 2007 and for each of the three years in the period ended and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2008 incorporated by reference in this prospectus by reference have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting.